As filed with the Securities and Exchange Commission on October 9, 2026

Registration No. 333-40689

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SELECTIS HEALTH, INC.

(formerly Global Casinos, Inc.)

(Exact name of registrant as specified in its charter)

Utah	87-0340206
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 17th Street, Suite 2800, Denver, Colorado 80202

(Address of Principal Executive Offices) (Zip Code)

GLOBAL CASINOS, INC. 1993 STOCK INCENTIVE PLAN

(Full title of the plan)

Abraham Schwartz

c/o Black Pearl Equities LLC

901 Myrtle Avenue

Brooklyn, NY 11206

(212) 235-1367

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Selectis Health, Inc., a Utah corporation formerly known as Global Casinos, Inc. (the “Registrant”), is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-40689), filed with the Securities and Exchange Commission on November 20, 1997 (the “Registration Statement”), which registered 150,000 shares of the Registrant’s common stock, par value $0.05 per share (the “Common Stock”), issuable under the Global Casinos, Inc. 1993 Stock Incentive Plan.

On October 5, 2026 (the “Closing Date”), pursuant to the Agreement and Plan of Merger, dated as of June 22, 2026 (the “Merger Agreement”), by and among the Registrant, Black Pearl Equities II, LLC (“Purchaser”) and Tortuga Acquisition Sub, Inc. (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Purchaser and an indirect wholly owned subsidiary of Black Pearl Equities, LLC. The Merger was effected without a vote or meeting of the Company’s stockholders pursuant to Section 16-10a-1104 of the Utah Revised Business Corporation Act (the “URBCA”), and became effective upon the filing of articles of merger with the Utah Division of Corporations and Commercial Code at 4:27 p.m., Mountain Time, on the Closing Date (the “Effective Time”).

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Global Casinos, Inc. 1993 Stock Incentive Plan has terminated and no further shares of Common Stock will be issued thereunder. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment, and the Registration Statement is hereby amended to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brooklyn, State of New York, on October 7, 2026.

SELECTIS HEALTH, INC.

By:	/s/ Abraham Schwartz
Name:	Abraham Schwartz
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.